Exhibit 99.2

STAAR Surgical Company
Third Quarter 2010 Financial Results Conference Call
November 2, 2010, 4:30 PM Eastern Daylight Time

Operator:
Thank you for standing by.  Welcome to the STAAR Surgical Third Quarter 2010 Financial Results Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch tone phone.  If you'd like to withdraw your question, please press the star, followed by the two.  If you're using speaker equipment, please lift the handset before making your selection.   This conference is being recorded today, Tuesday, November 2nd, 2010.

I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead, sir.

Doug Sherk:
Thank you, Operator, and good afternoon everyone.  Thank you for joining us for the STAAR Surgical conference call to review the company's financial results for the third quarter of 2010, which ended on October 1st, 2010.  The news release announcing the third quarter results crossed the wire about a half an hour ago, and is available at STAAR's website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days.  In addition, today's call is being broadcast live, and along with an archived replay, is available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of product research and the development or any clinical study, any statements regarding future economic conditions or performance, statements or beliefs, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our Annual Report on Form 10-Q, filed with the Commission on April 2, 2010.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

Now, I would like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:	Thank you, Doug, and good afternoon everyone. Thank you for joining us today to review our third quarter 2010 results.

We had a very busy and quite productive quarter, while at the same time we continue to focus on and to generate double-digit core product revenue growth.  We launched our expanded Visian ICL product line in Europe; we participated in three key ophthalmic conferences held throughout the world, in Europe, Asia and in the US; we had a number of interactions of regulators reviewing our multiple new product submissions and we put the finishing touches on a new direct-to-consumer marketing campaign.  More on those issues later.  For now, let me begin with updates regarding progress made on our five key operating metrics that we'd set out at the beginning of the year; Deborah will then address some of the factors behind the financial results for the quarter; and finally, I'll return to provide some additional comments before opening the call for questions.

We met four of the five key metrics during the quarter.  Not perfect, but we are seeing consistent progress in most key areas and we know we still have work to do.  Our first metric is to generate double-digit growth from our core ICL and IOL product lines.  This was achieved.  Core product revenue growth during the third quarter increased 10%, driven by a 21% increase in revenue from the Visian ICL and a 2% increase in IOL revenue.  Growth in ICL sales were attributable to a very strong 34% growth in unit volume reflecting continuing market share gains over LASIK.  This was a record quarter for the ICL in both terms of revenue and units.  ICL growth was strong in Asia and the Middle East.  In the US ICL sales fell 9%, largely attributable to a change in the buying patterns of one large customer.  The US military sales grew during the quarter.  Overall in the US the refractive market remains under pressure due to economic conditions, as evidenced by continued reports of refractive procedure decline.  LCA-Vision reported same store procedures down 19% for the quarter, and the two leading companies providing LASIK technology reported what appear to be weak quarters.  We're taking additional steps to increase our market share growth with the ICL against competing vision care correction technologies and I'll address those strategies later in the call.

Turning now to IOLs, there were some important highlights in that product's line growth.  It's been a tough road to recovery but IOL revenues in the US grew for the first time in four years.  Yes, IOLs, US, grew.  We can also see the trends that verify this will continue.  Growth of the NanoFLEX product line was a significant contributor, increasing 27% in the US during the quarter.  In Japan, we shipped the 4,000 IOL units that were on backorder at the end of the second quarter, which was reflected in the 8% growth in Japan IOL revenues.  The company currently has no additional outstanding backorders to direct customers in Japan.  The decline in IOL revenues in Europe was primarily due to the third quarter 2009 launch of the KS-X Preloaded technology, as distributors were ordering initial inventories which makes that a comparable quarter—makes that a comparable quarter which is tough.  We expect to achieve double-digit core product revenue growth again in the fourth quarter and for the year.

Now to our second metric, which is to generate gross profit margins in the low to mid 60% range.  We achieved this; though not at the level which I would like to see.  Our gross margins came in at 62.8% for the quarter as compared to 60.3% in the prior year.  Deborah will address this topic in more detail during her comments, but without a key materials related charge for our Collamer Lens, the gross margin would have been 64%.  That's more where I'd like to see it.

Our third metric is to make progress toward profitability during the quarter and achieve profitability for the year.  We did not achieve this metric, in my mind, during the third quarter, largely due to investments aimed at growing sales, such as increasing the number of sales and marketing personnel and additional marketing expense that we incurred as part of our strategy to spur the growth of our core product line.  During the fourth quarter I would expect our gross margin to be higher and the expenses to be more in line with expectations given that at least 300,000 of the expenses incurred in the third quarter were of a one-time nature and the impact of currency may or may not be lessened during fourth quarter.

The fourth metric is to generate cash from operations.  We achieved this goal, generating $470,000 in cash from operating activities during the third quarter.  Our cash position increased to 8.6 million at the end of the quarter, which was a $600,000 increase as compared to the year ago period.

Finally, our fifth metric was to improve our balance sheet.  With the repayment of debt and retirement of preferred shares last quarter, we significantly strengthened the balance sheet.  We are well positioned from a capital standpoint to continue to pursue our current growth initiatives.  I think it's safe to say we've already accomplished this metric for the full year.

In summary, during the third quarter we achieved four of the five metrics.  Though, admittedly, I'm not satisfied with the gross margin for that quarter.  I expect to see improvements on each of these metrics during the fourth quarter.

Now, I'd like to turn the call over to Deborah for a more in-depth review of the quarter operational and financial highlights. Deborah?

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone.

Given the details provided in our news release this afternoon, I'd like to focus my comments on the key financial highlights during the quarter.

Revenues are tracking as we expected with core product revenue up 10%.  This increase was driven by a 21% increase in Visian ICL sales to over $6 million.  The highest reported level of ICL sales ever and the fourth consecutive quarter of ICL sales growth.  Unit sales of ICLs grew 34% during the quarter; 88% of the unit growth came from three countries: Korea, which grew 58%, China, which grew 94% and India, which grew 74%.  ICL unit sales in all other international markets grew 14%.  US ICL units declined 9%.  Visian Toric ICL sales represented only 33% of ICL sales during the quarter as compared to 35% during the third quarter of last year.  Our IOL sales grew 2% during the quarter to 6.6 million driven by a 27% increase in NanoFLEX sales in the US and a 2% increase in preloaded IOL sales in international markets.  The increase in higher margin IOL sales, driven by our strategic direction, was partially offset by a decrease in low margin silicone IOL sales.  As a result, although IOL unit volume decreased 8% during the quarter, overall IOL sales increased because ASPs increased 11%.  Foreign currency exchange favorably impacted our revenue by $404,000.  I'd like to refer you to our release for more specifics on geographic sales development during the quarter.

Our gross margin for the quarter increased to 62.8% from 50.3% in Q3 2009, a decrease from 63.6 in Q2 2010.  The increase year-over-year was primarily due to a higher mix of Visian ICLs to total sales, increased average selling prices on IOLs, a decrease in royalty expense resulting from the 2009 expiration of a patent licensed to STAAR, and improved manufacturing cost.  The decrease from Q2 was due to a charge related to an issue with a Collamer raw material and reserves on V4B ICLs, which combined represented a nearly 2 percentage point decline swing in gross margin.  The raw material problem has been resolved and we do not expect the issue to reoccur in Q4.

Our SG&A expense increased by 9% or 800,000 over the year ago period.  The increase in SG&A was due to the 300,000 negative effect of foreign currency translation; the expansion of the US sales and marketing team which increased sales and marketing expenses by approximately 300,000, an increase in trade show expenses resulting from participation at the APAO meeting in China which occurs every other year and 150,000 in unanticipated legal fees related to the successful appeal of a legal judgment which had awarded the company over $500,000, though not recorded until its determined to be collectible.  Loss from continuing operations – a net loss was 1.2 million or $0.03 per share.  This compares with a loss from continuing operations in the third quarter of last year of 1.8 million or $0.05 a share.

I would like to repeat something Barry's already said, and that is our balance sheet is as clean as it’s ever been in my 15 years with the company.  As a result, interest expense was nearly—has decreased nearly $400,000 during the quarter.  For those of you who might be new to the company, over 70% of our sales are generated outside the USA.  Additionally, we have operations in Switzerland, Japan and Australia; as such our results of operations can be significantly impacted by fluctuations in exchange rates.  In periods when the currency is strong, we benefit from higher sales but also have higher expenses.  This has been increasingly the case this year, and if current trends continue the fourth quarter will be similarly affected.  To illustrate, during the second quarter of this year we realized exchange losses of 389,000, which was a swing of $603,000 compared with the prior year quarter, primarily due to a weaker euro.  During this quarter the euro strengthened considerably and the losses of the second quarter more than reversed and we reported a $445,000 exchange gain.  The company has not historically entered into hedging transactions.  Our cash balance including restricted cash on October 1 was 8.6 million as compared with 8 million at the end of Q2 and 13.7 million at the end of 2009.  We generated 470,000 in cash from operations in the quarter.

Now, I'll turn the call back over to Barry for some additional comments.

Barry Caldwell:
Thank you, Deborah.  I'd like to update you on two key topics; first, our new direct-to-consumer campaign, which actually launched yesterday; and secondly, the flurry of regulatory activities during the quarter and this month, and today.  First, let me go to the direct-to-consumer campaign.

We are very excited to announce the first phase in our launch of the new Visian ICL advertising campaign, which is targeted at consumers.  I want to say right up front that we'll be rolling out the consumer campaign in a very conservative manner, and the overall expenses of the company should be low and we will fund on a pay-as-you-go basis.

First, let me describe the campaign, then we'll actually play the audio from the first released segment, and finally, I'll describe our roll out plan.

The campaign highlights the benefits of the Visian ICL over competing technologies for vision correction, including LASIK, contact lenses and glasses.  It's designed to motivate potential patients to schedule an appointment to see an ophthalmologist and ask specifically about the ICL technology.  The format is “I am an ICL,” and it’s compared to competing technologies.  The initial campaign consists of seven humorous, at least we think so, one-minute videos that highlight the benefits of the Visian ICL technology.  The seven benefits, each covered in one segment are: better visual acuity with the ICL; two, less hassles with the ICL as compared to contact lenses; three less hassles with the ICL as compared to glasses; four is the UV protection you get with the ICL; four—I'm sorry, five, is no dry eyes created by the ICL procedure; six no need to create a flap with the ICL; and finally, the ICL technology can be removed.  The ICL and LASIK characters appear in all seven segments, and they are joined by characters representing contact lenses and glasses in those two specific segments.  We believe the message can be effectively communicated through television or radio, so let's give you a taste by listening to the first segment now.  This is the segment on enhanced visual acuity or HD vision as described in the dialogue.

Let me set it up for you to begin with.  There are two characters, as I described; one is a young vivacious woman who plays the ICL, as a matter of fact, she has ICLs in her eyes; the other is a middle-age gentleman, you might say somewhat bald, with a shirt that's buttoned incorrectly.  So with that, let me try to play the audio.

(Audio presentation)

Okay.  Now, again, this is the first of seven in a series.  This segment was released yesterday on several websites to begin our viral campaign.  You can view this video on our website: www.visianinfo.com, or you can also preview the first, second and third in this series by going to the link embedded in the press release.  The remaining six segments will be rolled out over the next several weeks; the same music and set is used so the messages fit together.  All seven were shown to ophthalmologists and refractive coordinators during the America Academy of Ophthalmology a few weeks ago and some surgeons have tested with patient groups.  These will also be rolled out on several websites of ophthalmologists and we will track the feedback globally.

We're also going to release these segments for more traditional direct-to-consumer channels, including television and radio.  Two test markets have been identified with surgeons who — have agreed to participate.  We may add another four or five sites before we make final decisions on a full release of each segment for these purposes.  The sites we're using are somewhat isolated so that we can adequately judge with our customers the effectiveness of each video before a full release.  The cost to date has been the expense and resources needed to create this video campaign.  These expenses were in our third quarter spending.  Of course the viral marketing campaign will not be costly and we expect to see results from all the various sites in which they appear.  In the more traditional direct-to-consumer channels, we would expect to be sharing with the physicians some of the cost which will mainly be limited to some reduction in the cost of our product and only for a specified period of time.  This is very similar to the program we rolled out in Korea in early 2009 when the distributor made investments in their marketing—distributors in their marketing, which as we know resulted in a doubling of our market share of the Visian ICL in Korea.

Finally, I'd like to provide an update on the significant amount of regulatory activities during the quarter.  First in the United States, concerning our submission for approval of the Visian Toric ICL.  We had a major response from the FDA, which was sent on August 2nd.  Between August 2nd and about two weeks ago, we had an additional six questions, all of which we were able to respond within 24 hours, with one exception.  And that took a few days.  However, in the last 10 working days, we have received 15 additional questions and most of those questions have come with a deadline date for response.  As of today, we only have three responses to questions outstanding.  One of those questions was received yesterday and the other two today.  Now, we don't know what this means, if anything, but these are the first questions with deadlines we've received during this interactive response process.  Remember, the FDA can make three potential responses, and that would be, approval of the Toric ICL; possibly refer the submission to the ophthalmic panel; or not approve the submission.

Now, turning to Japan, where we have responded to questions from PMDA, also related to our submission for approval of the Visian Toric ICL.  And that response was submitted on August 20th.  We're currently working on an additional request that came in on September 28th, and we expect to respond early this month.

We are making significant progress in several key areas.  Though, as illustrated by the third quarter, it doesn't always show up in the results yet.  The investments we are making today to grow our business will begin to show even greater results in the near term, specifically launching our recently expanded ICL product line in Europe, driving our premium IOL sales in the US, responding in a timely fashion to our numerous regulatory requests on submissions and releasing the new direct-to-consumer marketing campaign, just to mention the principle ones.  We are focused on achieving all five of the key operating metrics during the fourth quarter.  We will be presenting at the Stephens Healthcare Conference in New York City on November 17th, at 11:00 am Eastern Time.  The presentation will be on our website.  In addition, we're delighted to have a new analyst, Bruce Jackson of Morgan Joseph covering us.  Welcome, Bruce.  And we're also very encouraged that we now have five analysts covering the STAAR story.

Operator, we can now open the line for participant questions.

Operator:
Thank you.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you'd like to withdraw your question, please press the star, followed by the two.  If you're using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Joe Munda with Sidoti & Company. Please go ahead.

Joseph Munda:	Hey, Barry. How are you?

Barry Caldwell:	Hi, Joe. Good, how are you doing?

Joseph Munda:	Good, good. Hope to get to see you when you come to New York on the 17th.

Barry Caldwell:	I will plan for it.

Joseph Munda:
Definitely.  I just had a quick question, touching on the marketing campaign.  You're seeing explosive growth in Korea, China and India, as you'd stated, and you had said that the distributor had put out a marketing campaign on his own.  Now, will you see—were there marketing campaigns done in China and India as well?

Barry Caldwell:
Good question, Joe.  We did in early 2009, in conjunction with our distributor in Korea, and he—they are a great distributor, by the way - they're a great partner for us in that market.  We did for the first six months of '09 give them price concessions on ICLs and they took that money and invested it in direct-to-consumer very targeted toward the young population of Korea.  They did, as a result, see their market shares double.  That did have some flow-over into areas like Singapore and our reps did use some of those tactics in India and China, but not to the degree that we had done in Korea in early 2009.

Joseph Munda:
Okay.  Well, the reason I asked is, are you looking to replicate what you guys did—what—I'm sorry, what your distributor did in Korea and put that forth towards your marketing campaign here in the United States using the same principles that keep—I guess, they put in theirs?

Barry Caldwell:
Yes, Joe, and a couple of things to add to that.  This campaign is not just a US oriented campaign.  You will see this, I would—I didn't check this morning but I would guess it's already hit some of the websites in Singapore that are physician related.  Actually while we were testing this, it ended up on a website in Singapore incorrectly and we had to pull it back.  But, we are using some of the principles that we learned from the Korean model in 2009, particularly in terms of our focus and in terms of the benefits we think that are most likely to draw potential benefits in to make an appointment with an ophthalmologist.

Joseph Munda:	Okay. All right. Thanks, Barry. I'll let somebody else jump in.

Barry Caldwell:	Thank you, Joe.

Operator:	And our next question comes from the line of Raymond Myers with Benchmark Capital. Please go ahead.

Raymond Myers:	Thank you. Good afternoon.

Barry Caldwell:	Hi, Ray.

Raymond Myers:
Hi, Barry.  First question is related to the nature of these 15 more questions you received in the last two weeks regarding the Toric approval in the US.  Can you tell us more about the nature of the questions and why this flurry of questions so recently?

Barry Caldwell:
Well, I can't tell you the reason for the flurry but it's definitely been a flurry.  You know, 15 questions in 10 days for our organization is quite a bit to respond to and I really have to thank our employees throughout multiple disciplines who have really jumped in giving our regulatory folks a handle on these.  Ray, most of these questions would be considered efficacy-related questions and several of the questions would be considered labeling-oriented questions.  I think that's probably a fair way to categorize them.

Raymond Myers:	And how rapidly can you—have you been able to respond to these latest 15? The first—five out of six, the first batch you responded in 24 hours?

Barry Caldwell:
Yes.  The questions—right after the Academy started coming in with, you know, “within two days respond to this,” “by tomorrow respond to this,” “by the end of next week respond to this question,” so the FDA has been kind of guiding this through a timeline, and given us sufficient time to respond.  Most of the questions, the majority, do take less than 24 hours.  There are some though that are, particularly questions regarding astigmatism, that require outside analysis, so we have on four different questions had to go to outside sources to help us to answer, and of course that does add a little bit of time to it.  But I must say that the folks who we’re working with on the outside have been extremely responsive and very helpful in the sense of urgency to getting the questions back as quickly as possible.

Raymond Myers:	Okay. Do these questions follow a train of thought? So if you—they want an answer within 48 hours, you respond, and then there's a follow-up question or are these totally unrelated?

Barry Caldwell:
But—that's really a good question, Ray, and I'm glad you asked it because it's one that I really neglect to get into - though our regulatory teams point this out to me - is that, let's say of the 15 questions, I would say that half of them are add-ons to the first seven or eight questions.  So it does show us that while they're asking us to respond quickly, they are also analyzing the responses quite quickly and getting back to us.

Raymond Myers:
But that's a change in the pattern that you had with the FDA over the past two years, in my view.  Is that correct?  I mean they're now—there's a bit of rapid back and forth happening here.  What do you make of that?

Barry Caldwell:
Well, you—first, let me go back.  Remember, when we had back prior to our August submission, we had been talking with the FDA and they mentioned a face-to-face meeting, and then after we submitted that response on August 2nd, they really moved towards, let's make this an interactive response process.  And that's what they called it.  So, I think this—it is a different way that they've been looking at us from the last five years.  We like it because it's quick, our interaction with the FDA is very good, they're responsive, we're trying to be responsive to them.  I think the interaction has been positive, it's been straightforward, it's been honest, so… If —but that has been different than  - just after the Academy is when this started at the rate it's hitting.

Raymond Myers:	Okay, great. I could go on with more questions. I'll get back in the queue and let others.

Barry Caldwell:	Thank you, Ray.

Operator:	Our next question comes from the line of Bruce Jackson with Morgan Joseph. Please go ahead.

Bruce Jackson:	Thank you. Hi, guys.

Barry Caldwell:	Hi, Bruce.

Deborah Andrews:	Hi.

Barry Caldwell:	Welcome.

Bruce Jackson:	I'm good. The first question I have is about the ad campaign. Where does the expense hit in the income statement right now?

Barry Caldwell:	It hits in our sales and marketing expenses, and that's where the creation costs hit during the third quarter.

Bruce Jackson:	Okay. And then going forward you said there might be some price adjustments to the doctors who are participating, would that affect the gross margins at all?

Barry Caldwell:	It will because it would affect average selling price.

Bruce Jackson:	Okay.

Barry Caldwell:	But I don't see it making any kind of significant swing. And remember, we're going to roll this out in a conservative way for a lot of different reasons.

Bruce Jackson:
Okay, and speaking of the roll out, just help us think about how this whole program might roll out.  You know, how many—so you're in two markets right now, how long do you think you might run the campaign in those two markets before you decide to roll out to additional markets and what are some of the things you're going to be looking for?

Barry Caldwell:
Yes, okay, good questions, Bruce.  I think in those markets we're probably looking at about a three-week time period to see what the reaction is.  And what we're going to be trying to gauge is—and of course it will have to do with the frequency during that three-week period, but what we're trying to gauge is potential patient response being driven into the ophthalmologist’s office and then them proactively asking about the ICL technology.  So, these original four or five launch sites will be specifically tied to an ophthalmologist and his practice, so it will make it easier for us to retract—or to track that.  And then finally, the percent that actually convert from being a potential patient that converts to the ICL technology.  Now, we recognize that some patients driven into an ophthalmologist office for appointment may turn out to not be a suitable candidate for the ICL.  They may be for example less than minus 3.

Bruce Jackson:	Mm-hmm.

Barry Caldwell:	So that could potentially be a LASIK patient but we do want to track whether they have a procedure and which procedure.

Bruce Jackson:
Okay.  Then moving over to the FDA and the Toric lens.  In terms of the response that you have to come up with right now, are there—is there a need for any additional data or are these fairly straightforward questions to answer?

Barry Caldwell:
There generally, Bruce, is not a need for additional data; it's generally clarification of data.  Now, we have had to re-sort data based upon questions, but it's not going out and acquiring any new data.

Bruce Jackson:	Okay, great. And then, I apologize if you'd mentioned this earlier in the call, but with the NanoFLEX in the US, what was the growth rate this quarter?

Barry Caldwell:	It was—it increased 27% during the third quarter in the US.

Bruce Jackson:	Okay, great. That's it for me. Thank you.

Barry Caldwell:	Thank you, Bruce.

Operator:	And our next question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Robbie:	Good afternoon. This is Robbie in for Joanne. She's on the road today.

Barry Caldwell:	Hi, Robbie.

Robbie:	How are you doing?

Barry Caldwell:	Good.

Robbie:	So, question is, you mentioned you were disappointed with the gross margins, how they turned out this quarter, could you just give us some steps you are taking to improve those going forward?

Barry Caldwell:
Well, I think, you know, given the mix of our sales during third quarter, in my mind, a 64, 65% gross margin would be more appropriate.  Now, as Deborah said there were some adjustments made in the quarter that probably accounted for two percentage points.  That happened; it doesn't make me happy and it doesn't get us to where I think we should be, so in my mind, 64, 65, is probably from a gross margin percentage perspective where we should have been in the quarter.

Robbie:	Okay, thanks.

Operator:	And our next question comes from the line of Rick Dauteuil with Columbia Management. Please go ahead.

Rick Dauteuil:	Thanks. Good afternoon.

Barry Caldwell:	Hi, Rick.

Rick Dauteuil:
Just to go back and review what we talked about were issues in the second quarter, and you had hoped to recover some of the lost sales in this quarter; one of them was a Korean distributor changing legal entities and the other was I think a manufacturing consolidation.  Can you go back and give us a sense of what you actually recovered this quarter from the Q2 problems?

Barry Caldwell:
Okay.  You were—Rick, you were cutting out a little bit but let me try to answer what I think you asked, and if not, please ask it again.  There were two issues in Q2 that we discussed on those results; one was the Korean distributor that was opening up a new, really, division of their company and a new location from which ICLs were going to be shipped.  And if we look at the results for the third quarter, Korea's sales were up 59% for the quarter, reflecting that catch-up in the sales from second quarter.  Korea typically orders their heaviest volume in the second quarter and the fourth quarter, as we talked about in the call, but their second quarter was down because that order didn't take place but they did make up for it in the third quarter.  The second issue we had in the second—during the second quarter was related to the backlog of IOLs in Japan.  That was a backlog of about 4,000 units.  We'd made up all of those customer sales during the quarter and that's part of the reason that Japan IOLs were up 8% for the quarter, part of that make-up.  And then there were—there are still some backorders remaining; it's about 800—I'm sorry, about 1800, I believe, which is kind of more of a typical backorder at the end of the quarter.  Those are not to direct customers; they are all either to our own subsidiary in Switzerland or to distributors.

Rick Dauteuil:	So, can you hear me all right, Barry?

Barry Caldwell:	Yes.

Rick Dauteuil:
Okay.  So, if you were to go back and quantify what this quarter benefited from that was originally anticipated to be second quarter revenues, I think the Korean issue was a half million dollars, is that true or?

Barry Caldwell:
Well, if I look at... oh, let me look for the right quarter.  I was looking at... here we go.  No, this is third quarter data.  Okay, sorry.  Korea sales for the third quarter as compared to prior year was up $627,000.

Rick Dauteuil:	But again, going back I think you quantified last quarter as a half million issue on that—

Barry Caldwell:	Looks right, so what I—

Rick Dauteuil:	So now you think you can capture that. So.

Barry Caldwell:	Yes, so that was more than recaptured in the third quarter.

Rick Dauteuil:	Well, I mean I assume you would have had growth in the third quarter even without the catch-up, right, in Korea?

Barry Caldwell:
Well, their first quarter growth was not that strong, and as I said they typically order in the second and fourth quarter, so typically their third quarter is down.  Year-to-date, their sales were up 18%, if that helps put a box around it.

Rick Dauteuil:	Okay. So, and then the other issue was that $3- $4- $500,000 also that [talk over].

Barry Caldwell:	It—yes, in Japan with the direct to customer orders in Japan that were on backorder and Japan IOL sales increased by 8% in the quarter.

Rick Dauteuil:
Okay.  So, going back you said you were disappointed in the gross margin, there were some one-time things related to the Collamer raw material issue.  Your core products were up 10% this quarter, your goal was 10% or your goal was double-digit, but this quarter certainly benefited from spill-over from Q2.  Did you in fact hit your internal budgets for revenue this quarter because you were short of the Street, so I'm just trying to get a sense of where you guys drew the line?

Barry Caldwell:
Well, though we don't talk about what our internal budgets is, I guess I can talk about my own internal expectations.  I would have expected our revenues to be a bit higher than they were third quarter.

Rick Dauteuil:
Okay, that's where I think the Street was and probably where my thinking was too.  Okay.  Separate thing.  On the consumer marketing campaign, I mean just conceptually, if somebody is exposed to your campaign and decides to take it to their eye care physician, isn't it true that you're likely to go to your routine eye care physician, right, first, and wouldn't that be an optometrist or an ophthalmologist but not likely to be a surgeon, right?

Barry Caldwell:
Well, we will certainly learn more of that as—but the ads as they go in the traditional direct-to-consumer routes, they will be specifically tied to an ophthalmologist, so, a doctor X in X location, his name will appear on these ads.

Rick Dauteuil:	Okay.

Barry Caldwell:	And his phone number and how to set up an appointment in his office.

Rick Dauteuil:	So you're going to try to redirect them from their normal eye physician to somebody that is familiar with your procedure.

Barry Caldwell:	Yes, I think that's a fair way to say it, Rick. We're going to try to direct patients to ophthalmologist to offer the ICL technology.

Rick Dauteuil:	Okay. Okay, that clarifies that. Thank you.

Barry Caldwell:	Thank you.

Operator:	And our next question comes from the line of Chris Cooley with Stephens Incorporated. Please continue.

Chris Cooley:	Thank you, everyone. Can you hear me okay?

Barry Caldwell:	Yes, Chris.

Chris Cooley:
Just, if I may, two quick kind of qualification questions.  You mentioned in your prepared comments that you saw a rebound in the military orders here in the United States that had been an issue in the prior quarter but there was another issue which led to the decline.  Could you maybe provide some color around both of those?  And then secondly, when you look at - this is my quick follow-up - when you look at your growth in ICL sales, a very impressive 21% top line growth there on 34% growth in units, can you just remind us if there was any incremental kind of promotion during the quarter, maybe in association with the Asian markets that caused that spread to widen a little bit between units and actual reported sales?  Thank you.

Barry Caldwell:
Okay.  Good questions, Chris.  First of all, in terms of the US related issue which basically drove our revenues down 9% for the quarter, which I think was about $120,000, something to that nature.  It really relate—if you look at the total results it relates to one customer; it's a fairly large customer; it's a civilian customer; not a military account and it's a customer who has gone from carrying their own inventory of product to instead buying it on a 'as patient comes in basis', so they've actually lowered their cost of doing business.  So we're carrying the inventory for them, so to speak.  And it's something that's been going on all year, but it affected us more third quarter because they did make a big inventory purchase in the US third quarter of last year.

Chris Cooley:	Okay. So it's not—so basically this is something that you'll work through, it sounds like. It's not a structural change in demand; this is just an issue you've got to work through—

Barry Caldwell:	Right, correct.

Chris Cooley:	[talk over] at some point. Okay.

Barry Caldwell:	Correct. And this is the first quarter we'd really seen the biggest impact during the quarter; though this customer started purchasing this way earlier in the year.

Chris Cooley:	Understood. Thank you.

Barry Caldwell:
So, secondly, regarding the growth, the 21% in dollars versus the 34% in units, first of all, the biggest reason for the delta between those two is mix related; meaning the mix between Toric ICLs and the regular myopic ICLs.  Now, remember that, you know, the Toric in most markets represent about a $200 delta in average selling price, so we had a much, you know, our—the number of regular ICLs that were sold during the quarter grew at a rate of...  Deborah, do you have that?

Deborah Andrews:	Yes, it's 25%.

Barry Caldwell:	And Toric ICLs grew to a rate of?

Deborah	13.

Barry Caldwell:
13.  So, Toric grew at only 13% while the lower priced ICLs grew at a rate of 25%.  Now, if you'll combine that, Chris, with exactly where you're pointing to that the even more accelerated growth came from China, India, Korea.  Those tend to be overall a bit lower priced markets anyway, and of course we're selling too at a distributor price and not an end customer price.  So I think basically all of those combined were the factors that led to the difference.  The 34% unit increase is quite impressive to me, and as we—as we've been—started looking at our units more on ICLs it is really a nice story in terms of the unit growth which really does reflect an enhanced market share growth worldwide that we're seeing with the Visian ICL.

Chris Cooley:	Super. If I might just have one other quick question and I'll get back in queue. Any additional updates on CAST II post the Academy meeting? And, thanks for the great quarter.

Barry Caldwell:
Right.  No, Chris, and during the America Academy we said we're in the process of responding to some questions on the clinical protocol for CAST II.  And I must admit though, that since the Academy with this great flurry of questions on Toric, that we really haven't made any progress on that since the Academy.

Chris Cooley:	Understood. Congratulations.

Barry Caldwell:	Thank you, Chris.

Operator:	And our next question comes from the line of Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:	Hi, everybody.

Speakers:	Hey, Jack.

Jack Fraser:	A few questions. First, maybe you'd said this and if I missed it, I apologize. Do we know in Korea what unit growth year-to-date was?

Barry Caldwell:	I can tell you... Year-to-date unit growth is...

Deborah Andrews:	It's 7%.

Barry Caldwell:	No. Unit growth is 12%, dollar growth is 18%.

Jack Fraser:	And is that gap between unit growth and dollar growth due to FX rates or is there a mix change in there as well, ICL or the TICL?

Barry Caldwell:	Uh...

Jack Fraser:
And if you don't know, we can get together offline.  I just was kind of curious to understand.  I mean the point being that, you know, we're seeing substantial unit growth and it's not all about Korea, so I'm just trying to size up what Korea's contribution was as they're one of the strongest performing international markets.

Barry Caldwell:	Okay. Now, we have to go through it. It'd probably be easier to take offline.

Jack Fraser:
Okay, that's fine.  Secondly, Deborah, I was wondering if you could share a little more with us about the Collamer raw material charges?  Can you give us a little bit about what happened and what the background was forcing the charge?

Deborah Andrews:	Okay. Well it's complicated; it's basically a chemistry—

Jack Fraser:	Yes.

Deborah Andrews:
— issue more than anything but there was a specification that wasn't identified in either by the supplier or by the company in terms of the chemical—certain aspects of the chemical make-up of the Collamer material.  And when we received it it was at the high range of the specification and we didn't understand the effect of that.

Jack Fraser:	Uh-huh.

Deborah Andrews:
When we manufactured lenses with this material all of a sudden the lenses weren't dimensionally correct and we were rejecting them, to like, 100% rejection rate.  And so we figured out that it was this material issue that caused it and had to make the appropriate corrections with the supplier.

Jack Fraser:	Understood.

Deborah Andrews:	So, you know, and it's not something that we can necessarily recoup from the supplier because, you know, neither of us really understood the effect of this.

Barry Caldwell:
Here's the way I understand it, Jack, in simple terms for me.  We had a spec for this material that it had to be at least 95% or above pure.  We got some of the very highest purity of this material during the quarter; it was like 99% pure.  One of the things we didn't realize when it became that pure it actually took out some other key elements that were needed for the overall Collamer chemistry material, so that's really what threw us off.  The spec should have been more like 95% to 98% pure, and it was 95 to 100% pure.

Jack Fraser:
So, and just following up on that, Barry.  So, can we say at this point that we have learned something about the chemistry dynamics of the Collamer material that allows us to sort of re-spec the components beneath that?  Not just purity but the actual other, you know, items of content?

Barry Caldwell:
Yes, we have.  And I'll say this, Jack, because we did last year, not the same issue, but last year we did have, and I think it was second quarter of last year, we had a Collamer material related issue, then we took a hit on gross margins.  We'd developed a task team for all of next year, and we think it's a full year project, since Collamer is our future, we want to understand Collamer better than we do today so that issues like this do not arise in the near term or long term.  So we're taking a real hard look at this in terms of understanding the chemistry, the material, and the processes even better than we do today.

Jack Fraser:	Sure. Well, I mean it's important to note that it's a manufacturing issue not a product in the marketplace issue. But that's very helpful, thank you.

Barry Caldwell:
On Korea, let me try to answer real quickly for you.  The units were up 12%; dollars were up 18% and that's because in Korea Toric have actually grown faster than ICLs.  Torics have grown 31% year-to-date, whereas ICLs have grown 14%.

Jack Fraser:	Okay, super. One last quick follow-up on the Collamer charge issue. Did the raw material charge include the adverse variance of manufacturing cost that were then lost?

Barry Caldwell:	Could you repeat that?

Jack Fraser:	Did your Collamer material—you took a charge for Collamer material that you can no longer utilize, did that include the manufacturing cost or—

Barry Caldwell:	Yes.

Jack Fraser:	It did, okay.

Barry Caldwell:	Yes. Yes, some of these were already in the process.

Jack Fraser:	Okay.

Barry Caldwell:	And... yes.

Jack Fraser:
Going back to the TICL, you know, great lead-in from the Korean thing.  In the past, Barry, I think there's been experiences where upon TICL approval end markets that there's been an inflection of growth in that market as doctors now have a more comprehensive solution to present to incoming patients.  In the US, you know, given the sort of more intense dialogue now occurring between you and the US FDA, if in the event that actually led to the FDA approving the TICL, do you sense a similar kind of an inflection in front of us?

Barry Caldwell:
Well, first of all, my son would be very happy because as you know he's waiting for this technology.  But Robin and his group have tracked pretty well those countries—and Korea is a good example.  Korea had the ICL three years before they actually got Toric, and you can see the ramp up, not just of Toric, but the increased—the enhanced increased rate of growth of ICLs once Toric is approved, you're exactly right.

Jack Fraser:
Mm-hmm.   Okay.  And then just lastly, and forgive the length of my questions.  In the third quarter—I mean historically going back in the company's history, third quarter has had some seasonality in it, and I was just wondering if I could ask you and Deborah to sort of just comment from your gut about, when you think of third quarter revenues this year, what piece of third quarter revenue performance was some of the traditional seasonality we've seen in some of the markets, such as Europe, that has occurred in the past?  And what piece of it has, you know, maybe fallen short of your aspiration for revenue progress and where would that be if you had a gut instinct about where that—what pocket that came from?

Deborah Andrews:
Let me answer the question about seasonality.  Yes, I actually had a question about this just last week, and we know that seasonality was a factor for STAAR a number of years ago and—but it had appeared that it was becoming, you know, less of a factor recently.

Jack Fraser:	Mm-hmm.

Deborah Andrews:
So I actually went back and I looked at every quarter going back 10 years and what I found was—is, yes, in fact that the third quarter was becoming less of an issue for the company.  And you can kind of see with the kind of growth rate on ICL that we had—

Jack Fraser:	Mm-hmm.

Deborah Andrews:
In the third quarter this year compared to last year, and with the sequential growth in the ICL that we had so far this year, that obviously the summer issue hasn't been a factor for us this year and in fact haven't been for several years.  About, I don't know, 58% of the—you know, if you look at the lowest quarters of the year, 58% landed in the third quarter and then the rest landed in other quarters, so—and that's been—that was more in the early part of, you know, of 2000 than in the later part.

Barry Caldwell:
And, Jack, let me take the second part of that in terms of where we're looking to see more growth or haven't been happy with where growth has come from in the past.  I think that is reflected in the organizational changes we announced earlier in the year and that is that Don Todd is heading up Asia-Pacific and Hans Blickensdoerfer, whom is very experienced and has really initiated the growth in the Far East, he is now focused on just Europe and the Middle East.  Because we do see more potential for us in European countries like France, Spain, UK and Germany, and by having Hans focused in those areas I think it's really going to help to move the growth more in line with the expectations we have in those European countries.

Jack Fraser:	Okay, great. Thanks for your patience in taking my questions and congrats on all the product progress you've been making.

Barry Caldwell:	Thank you, Jack.

Operator:
And as a reminder, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  If you're using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from the line of Larry Haimovitch with Haimovitch Medical Technology Consultants. Please go ahead.

Larry Haimovitch:	Good afternoon. Let me just get off my speakerphone here, if I can do this. Are you there?

Barry Caldwell:	Hi, Larry.

Larry Haimovitch:	I can't get off my speakerphone, I apologize. I'm not smart enough.

Barry Caldwell:	Well, congratulations on the Giants win.

Larry Haimovitch:
Oh boy, that was so fantastic, Barry.  I mean the city is just so thrilled.  It's been so long.  You know, they haven't won a championship since 1954, and they just played so brilliantly.  I mean I was trading emails with a friend and he was saying, 'never seen such great pitching,' and I said, 'well I've seen dominant pitchers but not dominant pitching like they had.'  So it was great.

Barry Caldwell:	[talk over] congratulations.

Larry Haimovitch:
You've had a phenomenal call; all these great questions.  I think I've got one that no one's asked though.  Hmm.  At the AAO meeting, Dr. Lipstock talked a little bit about the MAST program, the monofocal accommodating study team.  Give us some feedback.  I didn't get a chance to talk to you much at the Academy about this, how important do you view the MAST study, Barry?

Barry Caldwell:
Well, you know, that's a very good question, because what you see developing in the US more and more, and I just visited last week with a local surgeon in the LA area, there's what's called this mid-premium IOL segment.  Now, just to help explain what I mean by that, you know, premium IOLs are pretty well defined to some degree as being the accommodating types, the multi-focal types, the Torics.  Well there is developing this mid-premium range where physicians are using products like the NanoFLEX.  Now, Dr. Lipstock uses this with a blended vision approach, one eye at a different level than the other eye, and that way he thinks he gets great intermediate, great distance and enhanced near vision results, and in this mid-premium range physicians are finding ways, they're actually able to charge patients a little bit more for these better results.  Now, a little bit more can be anywhere I've heard from $800 to $2000 compared to these premium segment IOLs that can go for 4 or $5000 an eye.  So we do see this segment evolving and we do believe it's going to be very important in the next two or three years, particularly in the US market.

Larry Haimovitch:	Okay. So this would be an extra benefit over and above what you're getting in CAST because this is using in the Collamer Lens, correct?

Barry Caldwell:	That's correct, using the NanoFLEX.

Larry Haimovitch:	Do you anticipate doing some sort of clinical trial? I would assume you would need to have some sort of clinical data to make a good case on this.

Barry Caldwell:
Yes, we will, but we will also likely do some what I would call more marketing oriented clinicals too, similar to what we initially did with CAST so that at least we can create a podium for this message to be delivered from.

Larry Haimovitch:	Okay. Great. Thank you, Barry.

Barry Caldwell:	Thank you, Larry.

Operator:	And our next question is a follow-up question from the line of Raymond Myers with Benchmark Capital. Please go ahead.

Raymond Myers:
Yes.  Thank you for the follow-up.  I don't think we've touched on the operating expenses.  Q2, previous sequential quarter had a $700,000 one-time charge, if you take that out our operating expenses increased by roughly the same 700,000, however this time it appears to be in recurring items.  Can you explain what operating expense trend should we be seeing in the future?

Barry Caldwell:
Okay.  Just, first, Ray, let me try to take an explanation on the 700 and then I'm going to let Deborah add to my comments.  Of the 700,000 increase from second quarter I believe about 300,000 of that is related to currency exchange, about 150,000 is related to this one-time legal charge and then there's at least another 100,000, 250,000 that is related to the meeting in China which only occurs every other year.  It's a pretty heavily expensed meeting for us; it's a rather large meeting and we feel like we're very productive at the meeting.  But, that's 550,000 of the 700 there, and I think the remaining is the increased headcount that we have in the sales and marketing areas.

Raymond Myers:	Now, the FX would not be truly one-time, unless the dollar suddenly strengthens, right?

Barry Caldwell:
That's correct.  So I think that's why I said—I think I said in some of my comments that 300,000 of that, around 300,000 should have been a one-time charge and not reoccurring but then the currency's going to be whatever the currency is.

Raymond Myers:	So, what is this $500,000 win that, the legal win, are we going to get a windfall here in the fourth quarter?

Deborah Andrews:	Well, that remains to be seen. We have to determine whether or not it's collectible.

Raymond Myers:
All right.  So, now what should we think about in terms of marketing spend?  You're talking about a lot of exciting programs but I would assume that we are going to have some increase in marketing and selling expense in the fourth quarter, no?

Barry Caldwell:
Well, I think we have through the increased headcount that we've created in the US, and then also, which I should have responded in Jack's answer, we have just recently hired someone in the UK area to help our resurgence in Europe, so, you know, I think those headcount expenses are probably 150-200,000 a quarter, Deborah?

Deborah Andrews:	In the US?

Barry Caldwell:	In the US and this additional head in Europe.

Deborah Andrews:	It's probably at least 250,000.

Raymond Myers:	Okay, so 250 per quarter. Additionally in Q4 relative to Q3?

Deborah Andrews:	No, no, no.

Barry Caldwell:	No.

Deborah Andrews:	No.

Barry Caldwell:	No, they're pretty much all-in in Q3 with the exception of this one headcount in Europe, in the UK.

Raymond Myers:	Well we're really just trying to parse out how much increase from this point forward.

Deborah Andrews:
No, I think that our Q4 expenses, you know, they ran at about nine point, you know, 9.5 million, so I expect they come down at, you know, at least 400,000, for about 400,000, and that would be a...  We also have—remember we had ASCRS in the fourth quarter, so whenever we have a trade show hit in the quarter our expenses are usually a little higher.

Raymond Myers:	You mean in the third quarter.

Deborah Andrews:	In the third quarter, yes—no, fourth quarter. ASCRS was in the fourth quarter.

Barry Caldwell:	Academy.

Deborah Andrews:	Academy, I'm sorry.

Raymond Myers:	Oh, okay. Yes. Okay, great. How many direct and indirect sales people did you have ending the quarter?

Barry Caldwell:	Ray, I believe we had - this is in the US - we had 16 direct and 12 independent.

Raymond Myers:	Is that a decline in the number of independents?

Barry Caldwell:	Well, over some period of time it is, not—I don't believe we've had any change in the—well, basically it's been the same all year on the indirect side.

Raymond Myers:	Okay. Have we gotten any early market reaction to the expanded low diopter ICL ranges in Europe that were launched in, roughly, September?

Barry Caldwell:
Well, of course—you know, I think you saw at the American Academy of Ophthalmology Dr. Eric Merten's presentation and what he thinks it will mean in his practice.  We just, almost the last day of the quarter, last day of September, were the first shipments of the lower diopter lenses going out, so we're just starting to get a sense for what that can look like.

Raymond Myers:	Okay, good. And then what happened with the preloaded silicone 510(k) application? I know that's kind of a small thing but we're hoping for that soon.

Barry Caldwell:
Yes.  You know, it's not—I wouldn't call it a small thing.  I think it's a very interesting product for us and hopefully the first of trying to get to a totally preloaded IOL offering and also ICL, by the way.  But we have—what kind of really smelled like the last question just prior to the Academy, we responded to them and we were just told last week that they have one other question but we'd not yet received it.

Raymond Myers:	So one more question. All right. So, [inaudible] then.

Barry Caldwell:	I keep checking everyday and we don't have that question yet.

Raymond Myers:
Yes, all right.  And then, you mentioned in the press release something very intriguing about Aaren Scientific and potentially some license revenue as well as potentially marketing their product.  What's that all about?

Barry Caldwell:
Now, Ray, that's interesting.  I was wondering if anybody would pick that up from the release because I think this thing is kind of flown below the radar level for the last several years.  But back in 2004, STAAR had its own proprietary hydrophobic acrylic IOL material, and the decision of the company at that time was not to invest in moving forward and instead developed a relationship with a company called OII, which is now Aaren Scientific, and so they have developed the material to the next levels; they're currently marketing it in Europe; we are getting some royalty income from them currently.  But the significant thing that happened is that last week they just got approval in the US through the FDA for this product.  Now, so that will mean some enhanced royalties we'll get, but it also mean we have co- marketing rights to that product and we're currently evaluating when and how to enter the US market.  Now, the significance of a hydrophobic IOL material is that's the majority of IOLs in the US market.  It's about 70% of the IOLs.  So this would be a product that could compete head-to-head with Alcon's AcrySof material or the other major competitors that have a hydrophobic IOL material.  And it has some benefits over those materials.

Raymond Myers:	And, do they have a marketing force to market this or is the idea that you will market this?

Barry Caldwell:
Well that's a good question too.  To our knowledge they do not, but we have been told they intend to set up a distribution in the US.  Whether that's direct or indirect we're not sure, but we do know that, you know, we have the right to buy product from them and we're evaluating our entrance in the US market.

Raymond Myers:	Okay, sounds interesting. Thank you.

Barry Caldwell:	Thank you, Ray.

Operator:	And our next question comes from the line of Wayne Schroeter, a Private Investor. Please go ahead.

Wayne Schroeter:	Hi, Barry. Hi, Deborah.

Barry Caldwell:	Hi, Wayne.

Wayne Schroeter:	A question on, you said the military sales had increased. Could you elaborate a little bit?

Barry Caldwell:	Yes, they have.

Wayne Schroeter:	When you say that are you saying that individuals who are in the military basically are making the decision to have ICLs implanted as opposed to DOD ordering for them?

Barry Caldwell:
Well I think, Wayne, here's a good way to describe the process.  As Dr. Scott Barnes or Dr. Gregory Parkhurst from Fort Bragg and Fort Hood have described it to me, is that, they offer the—both LASIK and ICL or PRK to soldiers and they educate them on all three options and the soldier basically chooses.  Now, the DOA does carry an inventory of both cards for Excimer machines and also ICLs so that they can, you know fairly quickly implant these in patients.  But it is driven by the soldier.  Now the surgeons may push harder one technology to another but ultimately they do let the patients decide.

Wayne Schroeter:	Okay, excellent answer. Thank you very much.

Barry Caldwell:	Thank you, Wayne.

Operator:	And our final question comes from the line of Mark Malcolm, Private Investor. Please go ahead.

Mark Malcolm:
Thank you very much.  Barry, it's been a truly transparent conference.  I greatly appreciate the answers you've been giving.  Actually I did have a follow on to the Aaren Scientific information in.  I've asked you several times over the years regarding the preloaded IOLs that you've been marketing from Japan and in Europe since about 2005.  The Aaren Scientific solution is a little bit better than the KSNI that you've been doing with the Nidek acrylic.  But what has occurred is over the last two years you haven't really addressed, when you intend to bring the preloaded into the US, since Hoya with its iSert has gotten FDA approval and elsewhere in the world I'm aware of Visiogen Synchrony.  But with this you addressed some of your sales having grown, particularly with the acrylic IOLs in your preloaded, in what you had in the third quarter financial highlights.  Do you want to address your plans moving forward?

Barry Caldwell:
Sure.  Yes, thank you, Mark, I appreciate your comments about the transparency.  The—you know, the reason for STAAR deciding several years ago not to go down the route of getting a new material approved in the US is that it's a quite expensive endeavour to go out and do, and I think the company's not had the financial ability to do that, that's why this arrangement with OII, now Aaren, was put in place.  So, you know, I think the possibility of taking the Nidek material, as you'd suggested, which we use in Japan and Europe, is really not something the company would have embarked upon doing knowing that we intentionally decided not to do it with our proprietary material, but now it is approved in the US, we're evaluating from a marketing perspective how to position this with potentially the preloaded silicone in the US, with our new NanoFLEX, which we, you know, we hope to have it preloaded at some point in time and then a hydrophobic IOL.  So we're just working through—it was actually a little bit of a surprise to us that the approval came this quickly.  We've been in discussions with them for the last couple of years but we're excited they have approval and, you know, it means upside to the company down the road in royalties and the potential to market in the US another new product.

Mark Malcolm:	Given that, is the move toward a preloaded in the US, a 2012—a 2011 goal or a 2012 or later goal?

Barry Caldwell:	For hydrophobic?

Mark Malcolm:	For bringing any preloaded to market.

Barry Caldwell:	Well, preloaded —

Mark Malcolm:	In the US.

Barry Caldwell:
The preloaded silicone is, you know, directly in our hairs, at target range, as we were discussing earlier, the 510(k) process for that.  But we will have to evaluate—that's part of what we'll be looking at evaluating this Aaren material along with our preloaded technology to see if there's a match or what type changes may or may not need to be made, but at the same time our highest priority R&D project within Japan is to get a Collamer preload to market, and that would be for both the ICL and for the NanoFLEX IOL.

Mark Malcolm:	And basically the Afinity seems to have dropped from your discussion regarding that Collamer Aspheric, is that still being marketed or is it not being accepted in the marketplace?

Barry Caldwell:
No, the Affinity is being marketed; that's the three piece Collamer IOL in the US.  I think it's, Mark, just because of the focus that's been had on NanoFLEX and the great results we've had with that and the podium presence with physicians speaking, that it's probably taken a, you know, a front-of-the-bus location in terms of what we've been marketing.  So, as we look to preload things, number one would be, at least Collamer, would be ICL followed by NanoFLEX and then the three-piece finally.

Mark Malcolm:	Thank you. And the final question deals with the expansion or your expected growth rate in Japan regarding the ICL. I don't recall that you addressed that in your remarks earlier.

Barry Caldwell:
No, we didn't, and that's a good question, Mark.  You know, I think I've said in our last call we've not been happy with the start we've had in Japan with the ICL and just we got approval for the ICL during the first quarter of this year.  It's been a slow process in terms of getting through the mechanics required by Japan for certification of surgeons.  But we've made real good progress there.  As a matter of fact, this month should be our highest month since we got approval through—we still have a week to go for that comparison and we're basically where we have been in previous months.  So, you know, having Don Todd over there I think has been real helpful and we've really focused very hard on our sales and marketing activities related to the ICL in Japan and also some potential with some very large customers in Japan and the Visian ICL.

Mark Malcolm:	Again, appreciate your responses. When LASIK first came to Japan it was also had extremely slow acceptance; I believe that was in the 2002 time frame. Again, thank you for your answers.

Barry Caldwell:	Thank you, Mark.

Operator:	And I—one moment please. Our next question comes from the line of Jack Fraser with Seamark Capital. Please go ahead.

Barry Caldwell:	Jack, are you still there?

Jack Fraser:	Yes, I'm still here. Do you hear me?

Barry Caldwell:	I hear you now.

Jack Fraser:
Okay.  I can't avoid the temptation since you brought it up.  Given how strong and really superior material Collamer is for lenses, can you give us a little bit of an update on Collamer injector development efforts?

Barry Caldwell:
Well, it's—yes, Jack.  As I told Mark and even during the Academy meeting with the engineers that were present there from Japan, we reinforced with them:  our number one priority out of our R&D group in Japan is to get Collamer into a preloaded fashion.  And, again, the priority is, number one, to get our ICLs preloaded, which we think would make - much more convenient for our surgeons; and number two, the NanoFLEX followed by three—the Afinity, which is the three piece Collamer IOL.

Jack Fraser:	So, is it—you know, if zero is the beginning point and 10 is completion or achievement of it, would you handicap somewhere on that scale of development?

Barry Caldwell:	Yes, I would, but at the same—but I would have to preface it with, in terms of R&D this is still on the 'R' side and not the 'D' side.

Jack Fraser:	Understood. Okay.

Barry Caldwell:	So on the 'R' side the range is a lot more. We've learned a lot but I'd say on a scale of zero to 10 we're somewhere between a five and a six.

Jack Fraser:	Okay, thank you.

Barry Caldwell:	Thank you, Jack.

Operator:	And I show no further questions in queue at this time. Please continue.

Barry Caldwell:
Great.  Thank you all for your excellent questions today and for participating in our call.  We hope to see many of you in New York at the Stephens Healthcare Conference November 17th.  I'll also be in Boston at the first of the month.  Thank you again and don't forget to vote, and we'll talk to you when we report fourth quarter.  Thank you.

Operator:
Ladies and gentlemen, this concludes the STAAR Surgical third quarter 2010 financial results conference call.  If you'd like to listen to a replay of today's conference, please dial 1-800-406-7325, and enter the access code of 4375246.  ACT would like thank you for your participation.  You may now disconnect.

END